Filed pursuant to Rule 424(b)(2)
of the Securities Act of 1933
No. 333-209852

Prospectus Supplement to Prospectus dated April 11, 2016

C$950,000,000

Province of Ontario

(Canada)

2.65% Bonds due February 5, 2025

We will pay interest on the Bonds at the rate of 2.65% per year. Interest will be paid on February 5 and August 5 of each year, beginning on August 5, 2019. The Bonds will mature on February 5, 2025. We may not redeem the Bonds before maturity, unless specified events occur involving Canadian taxation.

The Bonds offered hereby are a further issuance of, will form a single series with and will be fully fungible with, the outstanding C$1,000,000,000 aggregate principal amount of 2.65% Bonds due February 5, 2025 that were issued on February 5, 2018 (the “Existing Bonds”). Upon completion of this offering, we will have C$1,950,000,000 aggregate principal amount of outstanding 2.65% Bonds due February 5, 2025.

Application will be made for the Bonds offered by this Prospectus Supplement to be admitted to the Official List of the Luxembourg Stock Exchange, to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange and to be listed on the Luxembourg Green Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for purposes of Directive 2014/65/EU (as amended, “MiFID II”). Unless the context otherwise requires, references in this Prospectus Supplement to the Bonds being “listed” shall mean that the Bonds have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the Bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the Bonds is not conditional on obtaining the listing.

Investing in the Bonds involves risks. See “Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement dated January 31, 2019 (the “Prospectus Supplement”) and the accompanying basic prospectus dated April 11, 2016 (the “Basic Prospectus”). Any representation to the contrary is a criminal offense.

	Per Bond	Total
Public Offering Price(1)	101.326%	C$	962,597,000

Underwriting Discount	0.125%	C$	1,187,500

Proceeds, before expenses, to Ontario(1)	101.201%	C$	961,409,500

(1)

Plus accrued interest from and including February 5, 2019, the last date on which interest will have been paid on the Existing Bonds, to but excluding February 7, 2019. Such accrued interest must be paid by the purchasers of the Bonds.

The underwriters expect to deliver the Bonds in book-entry form through CDS Clearing and Depository Services Inc., and its participants, including Clearstream S.A. and Euroclear Bank SA/NV, on or about February 7, 2019.

BofA Merrill Lynch	BMO Capital Markets	HSBC	RBC Capital Markets	TD Securities

CIBC Capital Markets                                                                         Scotiabank

Casgrain & Company	Desjardins Capital Markets	Laurentian Bank Securities	National Bank Financial Markets	Canaccord Genuity

Prospectus Supplement dated January 31, 2019

The words “the Province”, “we”, “our”, “ours” and “us” refer to the Province of Ontario.

References in this Prospectus Supplement to the European Economic Area and Member States of the European Economic Area are to the member states of the European Union together with Iceland, Norway and Liechtenstein.

Unless otherwise specified or the context otherwise requires, references in this Prospectus Supplement to “C$” and “Canadian dollars” are to lawful money of Canada and “US$” and “U.S. dollars” are to lawful money of the United States of America. The daily average exchange rate between the US$ and the Canadian dollar published by the Bank of Canada on January 31, 2019 was approximately C$1.00 = US$0.7608.

IMPORTANT INFORMATION FOR INVESTORS

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Before making an investment decision, you should consult your legal and investment advisers regarding any restrictions or concerns that may pertain to you and your particular jurisdiction.

The Basic Prospectus contains or incorporates by reference information about us and other matters, including a description of some of the terms of our Bonds, and should be read together with this Prospectus Supplement. We have not, and the underwriters have not, authorized anyone to provide any information other than that incorporated by reference or contained in the Basic Prospectus or this Prospectus Supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that persons other than those authorized by us may give you.

In connection with the issue of the Bonds, the underwriters (or persons acting on their behalf) may over-allot Bonds (provided that, in the case of any Bonds to be admitted to trading on the Euro MTF Market, the aggregate principal amount of Bonds allotted does not exceed 105 per cent of the aggregate principal amount of the Bonds subject to the offering, or 115 per cent of such amount where Article 8 of Commission Delegated Regulation (EU) 2016/1052 applies and there is a “greenshoe option” as defined in the Regulation) or effect transactions with a view to supporting the market price of the Bonds during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Bonds is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds. Any stabilization action or over-allotment must be conducted by the relevant underwriter (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the underwriters and on the Euro MTF Market.

In connection with the issue of the Bonds, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering of the Bonds.

This Prospectus Supplement has been prepared on the basis that all offers of Bonds in any Member State of the European Economic Area will be made pursuant to an exemption under Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”) from the requirement to produce or publish a prospectus for offers of Bonds. Accordingly, any person making or intending to make any offer within a Member State of the Bonds which are the subject of an offering contemplated in this Prospectus Supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Directive, provided that no such offer of Bonds shall require the Province or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Neither the Province nor any underwriter has authorized, nor do they authorize, the making of any offer of Bonds to any legal entity which is not a qualified investor as defined in the Prospectus Directive.

Neither the Province nor any underwriters have authorized, nor do they authorize, the making of any offer of the Bonds through any financial intermediary, other than offers made by the relevant underwriters which constitute the final placement of the Bonds contemplated in this Prospectus Supplement.

Each person in a Member State of the European Economic Area who receives any communication in respect of, or who acquires any Bonds under, the offer contemplated in this Prospectus Supplement will be deemed to have represented, warranted and agreed to and with each underwriter and the Province that it and any person on whose behalf it acquires Bonds is a qualified investor within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive. Any distributor subject to MiFID II subsequently offering, selling or recommending the Bonds is responsible for undertaking its own target market assessment in respect of the Bonds and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither the Province nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

All Bonds shall be prescribed capital markets products (as defined in Singapore’s Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12; Notice on the Sale of Investment Products and MAS Notice FAA-N16; Notice on Recommendations on Investment Products).

We expect that delivery of the Bonds will be made against payment therefor on or about the date specified on the cover page of this Prospectus Supplement, which is five business days following the date of pricing of the Bonds (such settlement cycle being herein referred to as “T+5”). You should note that the trading of the Bonds on the date of pricing or the next two succeeding business days may be affected by the T+5 settlement. See “Underwriting.”

The Bonds may not be a suitable investment for all investors

Each potential investor in the Bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)

have sufficient knowledge and experience to make a meaningful evaluation of the Bonds, the merits and risks of investing in the Bonds and the information contained or incorporated by reference in this Prospectus Supplement or any applicable supplement;

(ii)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Bonds and the impact the Bonds will have on its overall investment portfolio;

(iii)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the Bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the Bonds and be familiar with the behavior of any relevant indices and financial markets; and

(v)

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Legal investment considerations may restrict investments in, or the ability to pledge, the Bonds, limiting the market for resales

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) the Bonds are legal investments for it, (2) the Bonds can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Bonds. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the Bonds under any applicable risk-based capital or similar rules. These restrictions may limit the market for the Bonds.

You may assume that the information appearing in this Prospectus Supplement and the Basic Prospectus, as well as the information we previously filed with the SEC, and incorporated by reference, is accurate in all material respects as of the date of such document.

We have filed a registration statement with the SEC covering the portion of the Bonds to be sold in the United States or in circumstances where registration of the Bonds is required. For further information about us and the Bonds, you should refer to our registration statement and its exhibits. This Prospectus Supplement and the Basic Prospectus summarize material provisions of the agreements and other documents that you should refer to. Because the Prospectus Supplement and the Basic Prospectus may not contain all of the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the Basic Prospectus.

We file reports and other information with the SEC in the United States. Information filed by the Province is available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services. Our website address is www.ontario.ca. The information contained on, or accessible through, the website does not constitute a part of this Prospectus Supplement or the Basic Prospectus. We have included the website address in this Prospectus Supplement solely as an inactive textual reference.

SUMMARY OF THE OFFERING

This summary must be read as an introduction to this Prospectus Supplement and the accompanying Basic Prospectus, and any decision to invest in the Bonds should be based on a consideration of such documents taken as a whole, including the documents incorporated by reference.

Issuer	The Province of Ontario.

Aggregate principal

amount	C$950,000,000

Interest rate	2.65% per year.

Maturity date	February 5, 2025.

Interest payment dates	February 5 and August 5 of each year, beginning August 5, 2019. Interest will accrue from February 5, 2019, the last date on which interest will have been paid on the Existing Bonds.

Single Series

The Bonds offered hereby are a further issuance of, will form a single series with and will be fully fungible with our outstanding C$1,000,000,000 aggregate principal amount of 2.65% Bonds due February 5, 2025 that were issued on February 5, 2018. Upon completion of this offering, we will have C$1,950,000,000 aggregate principal amount of outstanding 2.65% Bonds due February 5, 2025.

Redemption	We may not redeem the Bonds prior to maturity, unless specified events occur involving Canadian taxation.

Proceeds

After deducting the underwriting discount and our estimated expenses of C$116,050 our net proceeds will be approximately C$961,293,450, plus accrued interest of C$137,945. The net proceeds of the Bonds will be used for projects that have environmental benefits as further described under “Use of Proceeds.”

Markets	The Bonds are offered for sale in Canada, the United States, Europe and Asia.

Listing

We will apply to have the Bonds admitted to trading on the professional segment of the Euro MTF Market of the Luxembourg Stock Exchange and to be listed on the Luxembourg Green Exchange. We have undertaken to the underwriters to use all reasonable efforts to have the Bonds admitted to the Official List of the Luxembourg Stock Exchange and to trading on the Luxembourg Stock Exchange’s Euro MTF Market on or as soon as possible after the closing of the issue. We cannot guarantee that the listing will be approved, and settlement of the Bonds is not conditional on obtaining the listing. The Euro MTF Market is not a regulated market for purposes of MiFID II.

Form of Bond and

settlement

The Bonds will be issued in the form of one or more fully registered permanent global bonds registered in the name of CDS & Co., as nominee of CDS Clearing and Depository Services Inc. (“CDS”), and will be recorded in a register held by BNY Trust Company of Canada, as Registrar. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in CDS. Investors may elect to hold interests in the global bonds through any of CDS (in Canada), Clearstream S.A., known as Clearstream, or Euroclear Bank SA/NV, known as Euroclear (in Europe and in Asia), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests through Canadian Subcustodians (as defined below).

Except in limited circumstances, investors will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive Bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement.

Bonds will only be sold in minimum aggregate principal amounts of C$5,000 and integral multiples of C$1,000 for amounts in excess of C$5,000. Initial settlement for the Bonds will be made in immediately available funds. Principal of and interest on the Bonds are payable in Canadian dollars.

Withholding tax

Principal of and interest on the Bonds are payable by us without withholding or deduction for Canadian withholding taxes to the extent permitted under applicable law, as set forth in this Prospectus Supplement.

Status of the Bonds

The Bonds will be our direct unsecured obligations and as among themselves will rank pari passu and be payable without any preference or priority. The Bonds will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal of and interest on the Bonds will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

Risk factors

We believe that the following factors represent the principal risks inherent in investing in the Bonds: an active trading market for the Bonds may not be maintained; the Bonds are subject to modification and waiver of conditions in certain circumstances; exchange rates may affect the value of judgments in Canadian currency; because the Bonds are held by or on behalf of CDS, investors will have to rely on its procedures for transfer, payment and communication with us; the laws governing the Bonds may change; investors may be subject to exchange rate risks and exchange controls; we have ongoing normal course business relationships with some of the underwriters and their affiliates that could create the potential for, or perception of, conflict among the interests of underwriters and prospective investors; and the impact of the United States-Mexico-Canada Agreement (“USMCA”) and U.S. steel and aluminum tariffs on the Province’s trade and economy remains uncertain.

Qualified Reopening

This offering of the Bonds is expected to qualify as a “qualified reopening” of the Existing Bonds, and the Bonds therefore will be treated as part of the same issue and as having the same issue date and issue price as the Existing Bonds, for United States federal income tax purposes. See “Taxation — United States Taxation.”

We may be contacted at the Ontario Financing Authority, 1 Dundas Street West, 14th Floor, Toronto, Ontario, Canada M5G 1Z3. Our telephone number is (416) 325-8142.

RISK FACTORS

We believe that the following factors may be material for the purpose of assessing the market risks associated with the Bonds and the risks that may affect our ability to fulfill our obligations under the Bonds.

We believe that the factors described below represent the principal risks inherent in investing in the Bonds but we do not represent that the statements below regarding the risks of holding any Bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Prospectus Supplement and the Basic Prospectus (including any documents deemed to be incorporated by reference herein or therein) and reach their own views prior to making any investment decision.

An active trading market for the Bonds may not be maintained

If the Bonds are traded after their issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Investors may not be able to sell their Bonds at prices that will provide them with a yield comparable to similar investments that have a more highly developed secondary market. We have undertaken to the underwriters to use all reasonable efforts to have the Bonds listed on the Euro MTF Market of the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved, and settlement of the Bonds is not conditional on obtaining the listing.

The Bonds are subject to modification and waiver of conditions in certain circumstances

The terms of the Bonds contain provisions for calling meetings of bondholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all bondholders including bondholders who did not attend and vote at the relevant meeting and bondholders who voted in a manner contrary to the majority.

The terms of the Bonds also provide that the parties to the fiscal agency agreement will be able to enter into agreements supplemental to the fiscal agency agreement to create and issue further bonds ranking pari passu with the Bonds in all respects, or in all respects other than in respect of the date from which interest will accrue and the first interest payment date, and that such further bonds shall be consolidated and form a single series with the Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds.

The terms of the Bonds also provide that the parties to the fiscal agency agreement will be able to amend the fiscal agency agreement and the Bonds without notice to or consent of the bondholders for the purpose of curing ambiguity or curing, correcting or supplementing any defective provisions therein, or effecting the issue of further bonds as described above or in any other manner the parties to the fiscal agency agreement may deem necessary or desirable and which will not, in their reasonable opinion, adversely affect the interests of the bondholders.

Exchange rates may affect the value of judgments in Canadian currency

The Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency. In Ontario, the court’s judgment may be based on a rate of exchange determined in accordance with section 121 of the Courts of Justice Act (Ontario), which rate of exchange is usually a rate in existence on the business day immediately preceding the date of payment of the judgment. Holders would bear the risk of exchange rate fluctuations between the time the Canadian dollar amount of the judgment is calculated and the time the holders receive payment.

Because the Bonds are held by or on behalf of CDS, investors will have to rely on its procedures for transfer, payment and communication with us

The Bonds will be issued in the form of one or more fully registered global bonds which will be deposited with CDS or its nominee. Except in limited circumstances, investors will not be entitled to receive Bonds in definitive form. CDS or its participants will maintain records of the beneficial interests in the Bonds. Investors will be able to trade their beneficial interests only through CDS.

We will discharge our payment obligations under the Bonds by making payments to CDS for distribution to its account holders. A holder of a beneficial interest in the Bonds must rely on the procedures of CDS and its participants to receive payments under the Bonds. We have no responsibility or liability for (i) the records relating to, or payments made in respect of, beneficial interests in the Bonds held by CDS, (ii) maintaining, supervising or reviewing any records relating to the Bonds, or (iii) any action to be taken by CDS on or at the discretion of CDS participants.

Holders of beneficial interests in the Bonds will not have a direct right to vote in respect of the Bonds. Instead, such holders will be permitted to act only to the extent that they are enabled by CDS to appoint proxies. Similarly, holders of beneficial interests in the Bonds will not have a direct right under the Bonds to take enforcement action against us in the event of a default under the Bonds.

The laws governing the Bonds may change

The terms of the Bonds are based on the laws of the Province and the federal laws of Canada applicable therein in effect as at the date of this Prospectus Supplement. No assurance can be given as to the impact of any possible judicial decision or change to the laws of the Province or the federal laws of Canada applicable therein or administrative practice after the date of this Prospectus Supplement.

Investors may be subject to exchange rate risks and exchange controls

We will pay principal and interest on the Bonds in the currency of Canada. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the currency of Canada. These include the risk that exchange rates may significantly change (including changes due to devaluation of the currency of Canada or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the currency of Canada would decrease (1) the Investor’s Currency-equivalent yield on the Bonds, (2) the Investor’s Currency-equivalent value of the principal payable on the Bonds and (3) the Investor’s Currency-equivalent market value of the Bonds.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Investment in the Bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the Bonds.

Our underwriters may have real or perceived conflicts of interest

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for us in the ordinary course of business and such activities could create the potential for or perception of conflict among the interests of underwriters and prospective investors.

The impact of the USMCA and U.S. steel and aluminum tariffs on the Province’s trade and economy remains uncertain.

On October 1, 2018, Canada, the United States and Mexico entered into an agreement-in-principle on a trade agreement to replace the North American Free Trade Agreement (“NAFTA”). The new agreement, called the USMCA, generally maintains the tariff-free market access from the original NAFTA and includes updates and new chapters to address additional trade matters. The USMCA does not address the aluminum and steel tariffs imposed by the United States against Canada in June 2018.

The USMCA was signed by Canada, the United States and Mexico on November 30, 2018. It will enter into force on the first day of the third month following the last notification from a party to the agreement that it has completed its internal ratification procedures, which may take place in 2019. At this stage, the impact of the USMCA and the U.S. steel and aluminum tariffs on the Province’s trade and economy remains uncertain.

USE OF PROCEEDS

After deducting the underwriting discount and our estimated expenses of C$116,050 our net proceeds will be approximately C$961,293,450, plus accrued interest of C$137,945.

The net proceeds of the Bonds will be paid into the Consolidated Revenue Fund of Ontario and will not be held in a segregated account. An amount equal to the net proceeds of the Bonds will be recorded in a designated account in the Province’s financial records. This designated account will be used to track the use of and allocation of funds to Eligible Projects (as defined below) by the Province in accordance with its usual government appropriation and spending processes.

So long as the Bonds are outstanding and the designated account has a positive balance, amounts will be deducted from the balance of the account as funds are allocated to Eligible Projects.

“Eligible Projects” means all projects funded by the Province that have environmental benefits, exclusive of fossil fuel and nuclear energy projects, as determined by the Province of Ontario.

Without limitation, Eligible Projects may include projects in the following sectors:

1.	Clean transportation

2.	Energy efficiency and conservation

3.	Clean energy and technology

4.	Forestry, agriculture and land management

5.	Climate adaptation and resilience

Proceeds of the Bonds are expected to be used to fund some or all of such types of Eligible Projects.

The Bonds will be direct unsecured obligations of the Province as described under “Description of Bonds —Status of the Bonds” and holders of the Bonds will not assume any specific project risk related to any of the Eligible Projects.

DESCRIPTION OF BONDS

General

The C$950,000,000 aggregate principal amount of 2.65% Bonds due February 5, 2025 are a further issuance of the 2.65% Bonds due February 5, 2025 and will form a single series with and will be fully fungible with the C$1,000,000,000 aggregate principal amount of the Bonds that were originally issued on February 5, 2018. Unless otherwise specified, references in this section to the “Bonds” mean the C$950,000,000 we are offering hereby and the C$1,000,000,000 of Bonds issued on February 5, 2018. The Bonds will be issued under a fiscal agency agreement dated as of February 5, 2018, between us and BNY Trust Company of Canada, as registrar, fiscal agent, transfer agent and principal paying agent (the “Registrar”), as supplemented by a supplemental fiscal agency agreement dated as of February 7, 2019, between us and the Registrar (collectively, the “fiscal agency agreement”). The fiscal agency agreement will define your rights as a holder of the Bonds.

The information contained in this section and in the Basic Prospectus summarizes some of the terms of the Bonds and the fiscal agency agreement. You should read the information set forth below together with the section “Description of Debt Securities” in the Basic Prospectus, which summarizes the general terms of the Bonds and the fiscal agency agreement. This Prospectus Supplement describes the terms of the Bonds in greater detail than the Basic Prospectus and may provide information that differs from the Basic Prospectus. If the information in this Prospectus Supplement differs from the Basic Prospectus, you should rely on the information in this Prospectus Supplement. You should also read the fiscal agency agreement and the exhibits thereto, including the form of Global Bonds (as defined below), for a full description of the terms of the Bonds. A copy of the fiscal agency agreement and its exhibits will be available for inspection at our office.

References to principal and interest in respect of the Bonds shall be deemed also to refer to any Additional Amounts which may be payable as described below. See “Payment of Additional Amounts.”

Status of the Bonds

The Bonds will be our direct unsecured obligations and as among themselves will rank pari passu and be payable without any preference or priority. The Bonds will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal of and interest on the Bonds will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

Form, Denomination and Registration

The Bonds will be issued in the form of fully registered permanent global bonds (“Global Bonds”) registered in the name of CDS & Co., as nominee of CDS, and held by CDS. Beneficial interests in the Global Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in CDS. Investors may elect to hold interests in the Global Bonds directly through any of CDS (in Canada) or Clearstream or Euroclear (in Europe and in Asia) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective Canadian subcustodians, each of which is a Canadian schedule I chartered bank (“Canadian Subcustodians”), which in turn will hold such interests in customers’ securities accounts in the names of the Canadian Subcustodians on the books of CDS. Except in the limited circumstances described herein, owners of beneficial interests in the Global Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive Bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement. See “Title” and “Definitive Certificates.”

Bonds will only be sold in minimum aggregate principal amounts of C$5,000 and integral multiples of C$1,000 for amounts in excess of C$5,000.

All Bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of CDS & Co., for the benefit of owners of beneficial interests in the Global Bonds, including, those beneficial owners which are participants of Clearstream or Euroclear.

The Registrar will not impose any fees in respect of the Bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Bonds. However, owners of beneficial interests in the Global Bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

Subject to applicable law and the terms of the fiscal agency agreement, we, the Registrar, and any paying agent appointed pursuant to the fiscal agency agreement shall deem and treat the registered holders of the Bonds as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to or on the order of the registered holders shall be valid and effectual to discharge our liability and that of the Registrar in respect of the Bonds to the extent of the sum or sums so paid.

Interest

The Bonds will bear interest from and including February 5, 2019, the last date on which interest will have been paid on the Bonds, at a rate of 2.65% per annum. Interest will be payable in two equal installments in arrears on February 5 and August 5 of each year, beginning August 5, 2019. Interest will be payable to the persons in whose name the Bonds are registered at the close of business on the preceding January 21 or July 21 (the regular record dates), as the case may be. Interest on the Bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the Bonds shall bear interest at the rate of 2.65% per annum (before and after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below. Whenever it is necessary to compute any amount of accrued interest in respect of the Bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of the actual number of days in the period and a 365-day year.

Yield

The yield on the Bonds offered by this prospectus supplement, 2.411%, is calculated as the semi-annual expected return based on the cash flows of the Bonds assuming one continuous re-investment rate for periodic coupon payments. The yield is calculated at the issue date on the basis of the initial public offering price. It is not an indication of future yield.

Payments

Principal of and interest on the Bonds (including Bonds in definitive form if issued in exchange for the Global Bonds as described under “Definitive Certificates”) are payable by us in such coin or currency of Canada as at the time of payment is legal tender for the payment of public or private debt to the persons in whose names the Bonds are registered on the record date preceding any interest payment date, the Maturity Date or the date of redemption, as the case may be. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. The Registrar will act as our principal paying agent for the Bonds pursuant to the fiscal agency agreement. The Registrar will pay amounts received from the Province directly to CDS & Co. Neither we nor the Registrar will have any responsibility or liability for any aspect of the records of CDS, Clearstream or Euroclear relating to, or payments made by CDS, Clearstream or Euroclear on account of, beneficial interests in the Global Bonds or for maintaining, supervising or reviewing any records of CDS, Clearstream or Euroclear relating to such beneficial interests. With respect to payments on Bonds issued in definitive form, see “Definitive Certificates”.

If any date for payment in respect of any Bond is not a business day, the registered holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in the City of Toronto are not authorized or obligated by law or executive order to be closed. If the Bonds have been issued in definitive form and a date for payment is a business day but is a day on which the paying agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day on which banking institutions in such place of payment are not generally authorized or obligated by law or executive order to be closed, and no further interest shall be paid in respect of the delay in such payment.

If definitive Bonds are issued and for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a paying and transfer agent in Luxembourg.

Further Issues

We may, from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further bonds ranking pari passu with the Bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) so that such further bonds shall be consolidated and form a single series with the Bonds and the Existing Bonds and shall have the same terms as to status, redemption or otherwise as the Bonds and the Existing Bonds. Any further bonds shall be issued subject to agreements supplemental to the fiscal agency agreement.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the Bonds will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, we (subject to our right of redemption described herein) will pay to the registered holders of the Bonds such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of any such taxes, duties, assessments or charges) in the payment to the holders of Bonds of the amounts which would otherwise have been payable in respect of the Bonds in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any Bond presented for payment:

(a)

by or on behalf of a holder who is subject to such taxes, duties, assessments or charges in respect of such Bond by reason of the holder being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such Bond;

(b)

more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any Bond means whichever is the later of:

(i)	the date on which the payment in respect of such Bond becomes due and payable; or

(ii)

if the full amount of the moneys payable on such date in respect of such Bond has not been received by the Registrar on or prior to such date, the date on which notice is duly given to the holders of Bonds that such moneys have been so received; or

(c)

as a result of any tax, assessment, withholding or deduction required by Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), any current or future U.S. Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the

United States and any other jurisdiction to implement FATCA, or any agreement with the U.S. Internal Revenue Service under FATCA.

Maturity, Redemption and Purchases

The principal amount of the Bonds shall be due and payable on February 5, 2025 (the “Maturity Date”). The Bonds are not redeemable prior to the Maturity Date unless specified events occur involving Canadian taxation as provided below.

The Bonds may be redeemed at our option in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of Bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) we have or will become obliged to pay Additional Amounts as provided or referred to in “Payment of Additional Amounts” above as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment became effective on or after January 25, 2018, and (b) such obligation cannot be avoided by our taking reasonable measures available to us, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay such Additional Amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the Registrar a certificate signed by one of our officials stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred.

We may at any time purchase Bonds in the open market, or by tender or by private contract at any price and may or may not cause the Registrar to cancel any Bonds so purchased.

Definitive Certificates

No beneficial owner of Bonds will be entitled to receive Bonds in definitive form except in the limited circumstances described below.

If CDS notifies us that it is unwilling or unable to continue as depositary in connection with the Global Bonds or ceases to be a recognized clearing agency under the Securities Act (Ontario) or other applicable Canadian Securities legislation, and a successor depositary or clearing agency is not appointed by us within a reasonable period after receiving such notice or becoming aware that CDS is no longer so recognized, we will issue or cause to be issued fully registered Bonds in definitive form upon registration of, transfer of, or in exchange for, the Global Bonds. We may also at any time and in our sole discretion determine not to have any of the Bonds held in the form of the Global Bonds and, in such event, we will issue or cause to be issued fully registered Bonds in definitive form upon registration of transfer of, or in exchange for, such Global Bonds.

If definitive Bonds are issued and for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a paying and transfer agent in Luxembourg.

Modification

The fiscal agency agreement and the Bonds may be amended or supplemented by us on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any Bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which we may deem necessary or desirable and which, in our reasonable opinion, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of Bonds.

The fiscal agency agreement contains provisions for convening meetings of registered holders of Bonds to consent by Extraordinary Resolution (as defined below) to any modification or amendment proposed by us to the fiscal agency agreement (except as provided in the immediately preceding paragraph) and the Bonds (including the terms and conditions thereof). An Extraordinary Resolution duly passed at any such meeting shall be binding on all registered holders of Bonds, whether present or not; provided, however, that no such modification or amendment to the fiscal agency agreement or to the terms and conditions of the Bonds may, without the consent of the registered holder of each such Bond affected thereby: (a) change the Maturity Date of any such Bond or change any interest payment date; (b) reduce the principal amount of any such Bond or the rate of interest payable thereon; (c) change the currency of payment of any such Bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such Bond; or (e) reduce the percentage of the principal amount of Bonds necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the Bonds, or reduce the quorum required at any meeting of registered holders of Bonds.

The term “Extraordinary Resolution” is defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of Bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the Bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% in principal amount of the outstanding Bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more persons being or representing registered holders of Bonds with at least a majority in principal amount of the Bonds at the time outstanding, or at any adjourned meeting called by us or the Registrar, one or more persons being or representing registered holders of Bonds whatever the principal amount of the Bonds so held or represented.

So long as the Bonds are listed on the Luxembourg Stock Exchange, notice of any amendment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Governing Law

The Bonds and the fiscal agency agreement will be governed by, and construed in accordance with, the laws of the Province and the federal laws of Canada applicable in the Province.

Notices

All notices will be published in English in The Wall Street Journal in New York and The Globe and Mail in Toronto. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as we, with the approval of the Registrar, shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. As long as the Bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Prescription

Our obligation to pay an amount of interest on the Bonds will cease if a claim for the payment of such interest is not made within two years after the date on which such interest becomes due and payable. Our obligation to pay the principal amount of the Bonds will cease if the Bonds are not presented for payment within two years after the date on which such principal becomes due and payable.

No Obligation to Maintain Listing

If the Province determines that it is unduly onerous to maintain the listing of the Bonds on the Luxembourg Stock Exchange, then the Province may delist the Bonds from the Luxembourg Stock Exchange. If the listing of the Bonds is so terminated, prior to such termination the Province will use its best efforts to seek an alternative admission to listing, trading and/or quotation of such Bonds by another listing authority, securities exchange and/or quotation service, reasonably acceptable to the underwriters, provided that the Province is not required to seek an alternative admission to, listing, trading and/or quotation of the Bonds on any such authority or service where it would be, as determined by the Province, impractical or unduly burdensome to do so.

CLEARING AND SETTLEMENT

Links have been established among CDS, Clearstream and Euroclear to facilitate the initial issuance of the Bonds and cross-market transfers of the Bonds associated with secondary market trading. CDS will be linked indirectly to Clearstream and Euroclear through the CDS accounts of their respective Canadian Subcustodians.

The Clearing Systems

The clearing systems have advised us as follows:

CDS.     CDS is Canada’s national securities depository clearing and settlement services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies and may include the underwriters and/or certain of their affiliates. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in Bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures.

Principal, premium, if any, and interest payments on the Bonds will be made to CDS & Co. (or such other nominee as may be requested by an authorized representative of CDS). CDS’s practice is to credit CDS Participants’ accounts, upon CDS’s receipt of funds and corresponding detail information from the Province or the applicable Registrar, on the applicable payment date in accordance with their respective holdings shown on CDS’s records. Payments by CDS Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such CDS Participant and not of CDS, the Registrar or the Province, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to CDS & Co. (or such other nominee as may be requested by an authorized representative of CDS) is the responsibility of the Province or the Registrar, disbursement of such payments to CDS Participants shall be the responsibility of CDS, and disbursement of such payments to the beneficial owners shall be the responsibility of CDS Participants.

The information in this section concerning CDS and CDS’s book-entry system has been obtained from sources that the Province believes to be reliable, but is subject to any changes to the arrangements between the Province and CDS and any changes to such procedures that may be instituted unilaterally by CDS.

The Province may decide to discontinue use of the system of book-entry transfers through CDS (or a successor securities depository). In that event, Bonds in definitive form will be printed and delivered to each holder.

Clearstream.     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers (“Clearstream Participants”) through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in many countries through established depository and custodial relationships.

Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions of interest and principal with respect to Bonds held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the Canadian Subcustodian for Clearstream.

Euroclear.     Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between participants (“Euroclear Participants”) as defined in the Terms and Conditions Governing Use of Euroclear as amended from time to time and between Euroclear Participants and participants of certain other securities settlement systems through electronic book-entry changes in accounts of such participants or through other securities intermediaries.

Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations.

Non-participants in the Euroclear System may hold and transfer book-entry interests in securities through accounts with a Euroclear Participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Distributions of interest and principal with respect to Bonds held beneficially through Euroclear will be credited to cash accounts of Euroclear Participants in accordance with its rules and procedures, to the extent received by its Canadian Subcustodian for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the Bonds will be made in immediately available Canadian dollar funds.

Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream Participants and or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Transfers Between CDS and Clearstream or Euroclear

Cross-market transfers between persons holding directly or indirectly through CDS Participants, on the one hand, and indirectly through Clearstream or Euroclear participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian Subcustodian to take action to effect final settlement on its behalf by delivering or receiving Bonds in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Clearstream Participants and Euroclear Participants may not deliver instructions directly to CDS or the Canadian Subcustodians.

Because of time-zone differences, credits of Bonds received in Clearstream or Euroclear as a result of a transaction with a CDS Participant will be made during subsequent securities settlement processing and will be dated the business day following the CDS settlement date. Such credits or any transactions in such Bonds settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Bonds by or through a Clearstream Participant or a Euroclear Participant to a CDS Participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in CDS.

Transfers Between Clearstream or Euroclear

Cross-market transfers between Clearstream and Euroclear Participants will be effected in CDS.

When Bonds are to be transferred between the accounts of a Clearstream Participant or Euroclear Participant, the Clearstream Participant or Euroclear Participant, as applicable, will transmit instructions to Clearstream or Euroclear at least one business day prior to the settlement date. One business day prior to the settlement date, Clearstream, and on the settlement date, Euroclear, will transmit trade instructions to its respective Canadian Subcustodian. The beneficial interests in the Bonds and payments for such beneficial interests will be transferred in CDS by the respective Canadian Subcustodians for Clearstream and Euroclear.

Although CDS, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Bonds among participants of CDS, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Additional Information Regarding Currency

Initial purchasers are required to make payment in Canadian dollars.

Principal and interest payments in respect of the Bonds (including Bonds in definitive form issued in exchange for the Global Bond as described above under “Definitive Certificates”) are payable in Canadian dollars.

Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important economic and tax consequences to them.

TAXATION

Canadian Taxation

Please refer to the statements under “Description of Debt Securities — Canadian Income Tax Considerations” in the Basic Prospectus for a summary of the principal Canadian federal income tax consequences generally applicable to a holder of Bonds acquired pursuant to this Prospectus Supplement who, for the purposes of the Income Tax Act (Canada), is a Non-resident Holder (as defined in the Basic Prospectus).

United States Taxation

We expect this offering of Bonds to qualify as a “qualified reopening” of the Existing Bonds, and the Bonds therefore will be treated as part of the same issue and as having the same issue date and issue price as the Existing Bonds, for United States federal income tax purposes. The Existing Bonds were not issued with original issue discount for United States federal income tax purposes. The remainder of this Prospectus Supplement and the description under “Description of Debt Securities —United States Federal Income Tax Considerations” in the Basic Prospectus assume that the offering of the Bonds will be treated as a qualified reopening of the Existing Bonds.

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the Bonds to U.S. Holders (as defined below) that acquire these Bonds in this offering at the Public Offering Price listed on the cover of this Prospectus Supplement and hold such Bonds as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this Prospectus Supplement and all of which are subject to change, possibly with retroactive effect).

This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold the Bonds as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, persons who use or are required to use mark-to-market accounting, persons required for United States federal income tax purposes to conform the timing of income accruals with respect to the Bonds to their financial statements pursuant to section 451(b) of the Code, persons who are subject to the alternative minimum tax, certain former citizens or residents of the United States, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult your own tax advisers about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, you are a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a Bond and either:

•	you are a citizen of the United States or a resident of the United States who is a natural person;

•

you are a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	you are an estate, and your income is subject to United States federal income taxation regardless of its source; or

•

you are a trust, and (i) both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions, or (ii) you have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds a Bond, the United States federal income tax treatment of a partner generally will depend upon the status of the partner in the partnership and upon the activities of the partnership. Partners of partnerships holding a Bond should consult their tax advisers.

Interest

In general, you will be required to include payments of stated interest on the Bonds in your gross income as ordinary income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign-source income for foreign tax credit purposes and generally will be “passive category” income, but could, in certain circumstances, be “general category” income.

If you are a cash-method U.S. Holder, you will include stated interest (and any payment attributable to accrued but unpaid interest upon the sale or retirement of a Bond) in income equal to the U.S. dollar value of the Canadian dollar payment based on the exchange rate on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars on such date.

If you are an accrual-method U.S. Holder, you will include stated interest in income under one of two methods. Under the first method, the amount included in income will be determined by translating the income at the average exchange rate in effect during the interest or accrual period (or, with respect to an accrual period that spans two taxable years, at the average exchange rate in effect during the partial period within the taxable year). Under the second method, the amount included in income will be based on the exchange rate in effect on the last day of the accrual period (or, with respect to a partial accrual period, the exchange rate in effect on the last day of the taxable year). Under the second method, a payment of interest received within five business days of the last day of the accrual period may be translated into U.S. dollars at the exchange rate in effect on the day that the interest payment is received. If you elect the second method, the election will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you may subsequently acquire. To revoke this election you must obtain the consent of the Internal Revenue Service. When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of the Bond for which an amount of income was accrued, U.S.-source ordinary income or loss will be recognized in an amount equal to the difference, if any, between the U.S. dollar value of the Canadian dollar payment received (based on the exchange rate in effect on the date of receipt) in respect of the accrual period and the U.S. dollar value of the interest income that has accrued during the accrual period (determined as described above), regardless of whether the payment is in fact converted into U.S. dollars on such date.

A portion of the purchase price paid by a U.S. Holder for the Bonds will be attributable to unpaid stated interest accrued prior to the issuance of the Bonds (“pre-issuance accrued interest”). Any portion of the first stated interest payment attributable to pre-issuance accrued interest may be treated as a return of a portion of the purchase price of the Bonds (that will reduce a U.S. Holder’s tax basis in its Bonds) rather than as interest income. U.S. Holders are urged to consult their own tax advisers regarding the tax treatment of pre-issuance accrued interest, including the possible recognition of foreign currency gain or loss with respect to the return of such amount.

If a U.S. Holder purchases a Bond for an amount in excess of its stated principal amount (excluding any amounts attributable to pre-issuance accrued interest, as discussed above), such excess will be considered “amortizable bond premium.” Generally, a U.S. Holder may elect to amortize the premium as an offset to interest, using a constant yield method, over the remaining term of the Bonds. The amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which such U.S. Holder’s total interest inclusions on the Bonds in prior accrual periods exceed the total amount such U.S. Holder treated as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If a U.S. Holder elects to amortize bond premium, the U.S. Holder must reduce its tax basis in the Bonds by the amount of the premium used to offset interest income as set forth above.

A U.S. Holder will compute its amortizable bond premium in Canadian dollars and such U.S. Holder’s amortizable bond premium will reduce its interest income in Canadian dollars. Gain or loss recognized that is attributable to changes in exchange rates between the time a U.S. Holder’s amortized bond premium offsets interest income and the time the U.S. Holder acquired such Bonds is generally taxable as U.S.-source ordinary income or loss.

U.S. Holders are urged to consult their own tax advisers about these rules. If a U.S. Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income for United States federal income tax purposes) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and the election may not be revoked without the consent of the IRS.

Sale, Exchange, or Retirement

Upon the sale (including redemption), exchange or retirement of a Bond, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as interest) and your adjusted tax basis in the Bond. Except to the extent attributed to fluctuations in exchange rates (as discussed below), your gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you have held the Bond for more than one year. Non-corporate U.S. Holders, including individuals, are generally eligible for a reduced rate of taxation on long-term capital gain. The deduction of capital losses is subject to limitations. Your gain or loss generally will be U.S.-source for foreign tax credit purposes.

Your tax basis in a Bond will be the U.S. dollar value of the Canadian dollar amount paid for the Bond (excluding any pre-issuance accrued interest and decreased by any amortized bond premium), determined on the date of purchase. If you purchase a Bond with previously owned Canadian dollars, you will recognize U.S.-source ordinary income or loss in an amount equal to the difference, if any, between your tax basis in the previously owned Canadian dollars and the fair market value of the Bond in U.S. dollars on the date of purchase. If a Bond is sold or retired for Canadian dollars, the amount realized will be the U.S. dollar value of such amount on the date the Bond is disposed of or retired, regardless of whether the amount is converted into U.S. dollars. If the Bonds are traded on an established securities market and you are a cash-method or electing accrual-method U.S. Holder, you will determine your tax basis and amount realized by using the exchange rate in effect on the settlement date of the purchase or disposition, as the case may be. This special election available to an accrual-method U.S. Holder in regard to the purchase and sale of Bonds traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Any portion of the gain or loss that is recognized on the sale, exchange or retirement of a Bond and is attributable to changes in exchange rates will be U.S.-source ordinary income or loss. The gain or loss attributable to such changes in exchange rates will equal the difference between (i) the U.S. dollar value of your purchase price in Canadian dollars of the Bond, determined using the exchange rate on the date the Bond is disposed of, and (ii) the U.S. dollar value of your purchase price in Canadian dollars of the Bond, determined using the exchange rate on the date you acquired the Bond. However, this foreign currency gain or loss will not exceed the total gain or loss realized on the sale or retirement of the Bond.

If you recognize a loss with respect to a Bond that is characterized as an ordinary loss due to changes in currency exchange rates (under the rules discussed above), you would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in applicable U.S. Treasury regulations. For individuals and trusts, this loss threshold is US$50,000 in any single taxable year. You should consult your tax advisers regarding any tax filing and reporting obligations that may apply in connection with owning and disposing of the Bonds.

Transactions in Canadian Dollars

If you receive Canadian dollars as interest on a Bond or on the sale or other taxable disposition of a Bond, your tax basis in the Canadian dollars will equal the U.S. dollar value of the Canadian dollars based on the exchange rate on the date of receipt (or on the settlement date of the disposition, if applicable). You will generally recognize gain or loss on a sale or other taxable disposition of such Canadian dollars in an amount equal to the difference, if any, between (i) the amount of U.S. dollars or the fair market value in U.S. dollars of other property received and (ii) your adjusted tax basis in the Canadian dollars. Any such gain or loss generally will be U.S.-source ordinary income or loss.

Medicare Tax

If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will generally be subject to a Medicare tax of 3.8% on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which, in the case of an individual, will be between US$125,000 and US$250,000, depending on the individual’s circumstances). Your net investment income will generally include your gross interest income and your net gains from the disposition of the Bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your tax advisers regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Bonds.

Backup Withholding and Information Reporting

Certain “backup” withholding and information reporting requirements may apply to payments on the Bonds and to proceeds of the sale of the Bonds. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold amounts from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements. The backup withholding rate is currently 24%.

Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the Bonds) are required to report information to the Internal Revenue Service relating to such assets if their aggregate value exceeds certain thresholds, subject to certain exceptions. U.S. Holders should consult their tax advisers regarding the effect, if any, of these requirements on their ownership and disposition of the Bonds.

The above summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult your own tax advisers as to the specific tax consequences that would result from your ownership and disposition of the Bonds, including the application and effect of state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated as of January 31, 2019, the underwriters named below have agreed to purchase, and we have agreed to sell to the underwriters, the respective principal amount of Bonds set forth opposite its name below.

Underwriter	Principal Amount
BMO Nesbitt Burns Inc.	C$	152,000,000
HSBC Securities (Canada) Inc.		152,000,000
Merrill Lynch Canada Inc.		152,000,000
RBC Dominion Securities Inc.		152,000,000
The Toronto-Dominion Bank		152,000,000
CIBC World Markets Inc.		52,250,000
Scotia Capital Inc.		52,250,000
Casgrain & Company Limited		19,000,000
Desjardins Securities Inc.		19,000,000
Laurentian Bank Securities Inc.		19,000,000
National Bank Financial Inc.		19,000,000
Canaccord Genuity Corp.		9,500,000

Total	C$	950,000,000

Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the Bonds, if any are taken. We have undertaken to the underwriters to use all reasonable efforts to have the Bonds listed on the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that the listing will be approved, and settlement of the Bonds is not conditional on obtaining the listing.

The underwriters propose to offer the Bonds directly to the public at the initial offering price set forth on the cover page of this Prospectus Supplement. After the Bonds are released for sale to the public, the offering price terms may be changed.

The underwriters agree to purchase the Bonds pursuant to the provisions of an underwriting agreement. There is no application period. Prospective investors may subscribe for Bonds in accordance with the arrangements existing between the underwriters and their customers relating to the subscription of global bonds generally.

There is no set timetable for the offering. Generally, sales representing the entire aggregate principal amount of the offering are confirmed by the underwriters shortly after the initial pricing terms are settled.

Investors commit to purchasing the Bonds when sales are confirmed by the underwriters. No investor in the Bonds is required to pay in advance of delivery an amount that may be in excess of the total price for the securities purchased.

The underwriters will allot Bonds to prospective investors and notification of the allotment will be made in accordance with the arrangements existing between the underwriters and their customers relating to the allotment of global bonds generally. The Bonds are generally freed to trade shortly after the initial pricing terms are settled and notification of allotment is made.

The Bonds are offered for sale in Canada, the United States and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus Supplement.

We expect that delivery of the Bonds will be made against payment therefor on or about the closing date of this offering specified on the cover page of this Prospectus Supplement, which is five business days following the date of pricing of the Bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Bonds on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Bonds who wish to trade their Bonds on the date of pricing or the next two succeeding business days should consult their own adviser.

We have been advised by the underwriters that they intend to make a market in the Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the Bonds.

In connection with the issue of the Bonds, the underwriters (or persons acting on their behalf) may over-allot Bonds (provided that, in the case of any Bonds to be admitted to trading on the Euro MTF Market, the aggregate principal amount of Bonds allotted does not exceed 105 per cent of the aggregate principal amount of the Bonds subject to the offering, or 115 per cent of such amount where Article 8 of Commission Delegated Regulation (EU) 2016/1052 applies and there is a “greenshoe option” as defined in the Regulation) or effect transactions with a view to supporting the market price of the Bonds at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Bonds is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds. Any stabilization action or over-allotment must be conducted by the relevant underwriter (or persons acting on their behalf) in accordance with all applicable laws and rules.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended. We estimate that we will pay approximately C$116,050 for expenses associated with the offering of the Bonds.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, the underwriters have advised us that they or their affiliates might engage in the activities described in this paragraph, and that such activities could, and likely would, be undertaken by the underwriters or their affiliates without our being informed and without our consent or approval. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade securities and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters have agreed that they will not offer, sell or deliver any of the Bonds, directly or indirectly, or distribute this Prospectus Supplement or Basic Prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best of their knowledge and belief, after reasonable investigation, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

This Prospectus Supplement has been prepared on the basis that any offer of Bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce or publish a prospectus for offers of Bonds. Accordingly, any person making or intending to make an offer within a Member State of the Bonds which are the subject of an offering contemplated in this Prospectus Supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Directive, provided that no such offer of Bonds shall require the Province or any underwriter to produce or publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Neither the Province nor any underwriter has authorized, nor do they authorize, the making of any offer of Bonds to any legal entity which is not a qualified investor as defined in the Prospectus Directive.

Neither the Province nor any underwriters have authorized, nor do they authorize, the making of any offer of the Bonds through any financial intermediary, other than offers made by the relevant underwriters which constitute the final placement of the Bonds contemplated in this Prospectus Supplement.

In relation to each Member State of the European Economic Area, each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Bonds which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Bonds to the public in that Member State to any legal entity which is a qualified investor as defined in the Prospectus Directive, provided that no such offer of Bonds shall require the Province or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Bonds to the public” in relation to any Bonds in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” includes any relevant implementing measure in the Member State.

Each person in a Member State of the European Economic Area who receives any communication in respect of, or who acquires any Bonds under, the offer contemplated in this Prospectus Supplement will be deemed to have represented, warranted and agreed to and with each underwriter and the Province that it and any person on whose behalf it acquires Bonds is a qualified investor within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Bonds, has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (including the Financial Services Act 2012) (the “FSMA”) received by it in connection with the issue or sale of the Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Province; and

(b)

it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Bonds, has undertaken that it has not offered or sold and will not offer or sell any Bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person except pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), and under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

(a)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to Prospective Investors in Switzerland

This document does not, and is not intended to, constitute an offer or solicitation to purchase or invest in the Bonds described herein in Switzerland. The Bonds may not be offered, sold or advertised, directly or indirectly, to the public in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the Bonds constitutes a prospectus pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus pursuant to the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Bonds may be distributed, or otherwise made available, to the public in Switzerland.

Each underwriter has, accordingly, represented and agreed that it has not offered, sold or advertised and will not offer, sell or advertise, directly or indirectly, Bonds to the public in, into or from Switzerland, and that it has not distributed, or otherwise made available, and will not distribute or otherwise make available, the Prospectus Supplement or any other offering or marketing material relating to the Bonds to the public in Switzerland.

LEGAL MATTERS

The legality of the Bonds will be passed upon on our behalf by the Deputy Attorney General of the Province, the Assistant Deputy Attorney General of the Province, the Acting Assistant Deputy Attorney General of the Province or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance, and on behalf of the underwriters by Stikeman Elliott LLP, Canadian counsel for the underwriters. Stikeman Elliott LLP have, from time to time, rendered legal services to us. Certain U.S. legal matters in connection with the offering of the Bonds will be passed upon on our behalf by Shearman & Sterling LLP and on behalf of the underwriters by Davis Polk & Wardwell LLP.

The statements in this Prospectus Supplement under “Taxation — Canadian Taxation” and in the Basic Prospectus under “Description of Debt Securities — Canadian Income Tax Considerations” are set forth herein in reliance upon the opinion of the Deputy Attorney General, the Assistant Deputy Attorney General of the Province, the Acting Assistant Deputy Attorney General of the Province or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance and Stikeman Elliott LLP, and the statements in this Prospectus Supplement under “Taxation — United States Taxation” and in the Basic Prospectus under “Description of Debt Securities — United States Federal Income Tax Considerations” are set forth therein in reliance upon the opinion of Shearman & Sterling LLP, our United States counsel.

AUTHORIZED AGENT

The authorized agent of the Province in the United States is Ontario’s Representative in Washington, Embassy of Canada, Office of Ontario, 501 Pennsylvania Avenue N.W., Washington, D.C. 20001-2114, telephone (toll-free): (202) 448-6459.

FORWARD-LOOKING STATEMENTS

The following documents relating to the Province’s securities offered by this Prospectus Supplement may contain forward-looking statements:

•	this Prospectus Supplement;

•	the Basic Prospectus; and

•	the documents incorporated by reference into this Prospectus Supplement or the Basic Prospectus.

Forward-looking statements are statements that are not historical facts, including statements about the Province’s beliefs and expectations. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

GENERAL INFORMATION

We have undertaken to the underwriters to use all reasonable efforts to have the Bonds listed on the Luxembourg Stock Exchange as soon as possible after the closing of the issue. We cannot guarantee that the listing will be approved, and settlement of the Bonds is not conditional on obtaining the listing.

The Bonds will be accepted for clearance through CDS, Clearstream and Euroclear. The Common Code for the Bonds is 176431539, the ISIN for the Bonds is CA68323AER10 and the CUSIP number for the Bonds is 68323AER1.

The issue and sale of the Bonds was authorized by Orders of the Lieutenant Governor in Council of Ontario dated October 18, 2017 and October 31, 2018, each made pursuant to the Financial Administration Act (Ontario).

The Province is subject to claims in the ordinary course. These claims arise from legal action, either pending or threatened, in respect of breach of contract, damages to persons and property, aboriginal land claims and like items. In view of the inherent difficulty of predicting the outcome of such claims, the Province cannot state what the eventual outcome of such claims will be; however, except as disclosed in this Prospectus Supplement and in the Basic Prospectus, based on current knowledge, the Province believes that it is not involved in any such claims which would materially adversely affect the financial position of the Province.

The documents incorporated by reference in this Prospectus Supplement or the Basic Prospectus are available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, and from the office of the Province.

If definitive Bonds are issued and for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Province will appoint and maintain a paying and transfer agent in Luxembourg. Upon the appointment of a paying and transfer agent in Luxembourg and in the event of a change in the Luxembourg paying and transfer agent, notice will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

ISSUER

Province of Ontario

c/o Chief Executive Officer

Ontario Financing Authority

One Dundas Street West

Suite 1400

Toronto, Ontario

Canada M5G 1Z3

UNDERWRITERS

BMO Nesbitt Burns Inc. 100 King Street West, 3rd Floor Podium Toronto, Ontario M5X 1H3 Canada	HSBC Securities (Canada) Inc. 70 York Street, 9th Floor Toronto, Ontario M5J 1S9 Canada

Merrill Lynch Canada Inc. 181 Bay Street, Suite 400 Toronto, Ontario M5J 2V8 Canada	RBC Dominion Securities Inc. 200 Bay Street, Royal Bank Plaza, South Tower Toronto, Ontario M5J 2W9 Canada

The Toronto-Dominion Bank 66 Wellington Street West, Toronto, Ontario M5K 1A2 Canada	CIBC World Markets Inc. Brookfield Place, 161 Bay Street, 5th Floor Toronto, Ontario M5J 2S8 Canada

Scotia Capital Inc. 40 King St W, Toronto, Ontario M5H 3Y2 Canada	Canaccord Genuity Corp. 161 Bay Street, Suite 3000 Toronto, Ontario M5J 2S1 Canada

Casgrain & Company Limited 1200 McGill College Avenue, 21st Floor Montreal, Quebec H3B 4G7 Canada	Desjardins Securities Inc. 25 York Street, Suite 1000 Toronto, Ontario M5J 2V5 Canada

Laurentian Bank Securities Inc. 130 Adelaide Street West, Toronto, Ontario M5H 3P5 Canada	National Bank Financial Inc. Exchange Tower, 130 King Street West, 4th Floor Podium Toronto, Ontario M5X 1J9 Canada

REGISTRAR, FISCAL AGENT, TRANSFER AGENT AND

PRINCIPAL PAYING AGENT

BNY Trust Company of Canada

1 York Street, 6th Floor

Toronto, Ontario

Canada M5J 0B6

LEGAL ADVISERS

to the Issuer	to the Underwriters

as to Canadian law Ministry of the Attorney General Legal Services Branch Ministry of Finance 777 Bay Street 11th Floor Toronto, Ontario Canada M5G 2C8	as to Canadian law Stikeman Elliott LLP Commerce Court West 199 Bay Street Toronto, Ontario Canada M5L 1B9

as to U.S. law Shearman & Sterling LLP Commerce Court West 199 Bay Street, Suite 4405 Toronto, Ontario Canada M5L 1E8	as to U.S. law Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 U.S.A.

PROSPECTUS

PROVINCE OF ONTARIO

(Canada)

US$20,000,000,000

By this prospectus, the Province may offer its debt securities, consisting of any combination of debentures, notes and bonds.

We may offer from time to time up to US$20,000,000,000 aggregate principal amount of debt securities or the equivalent in other currencies (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$20,000,000,000). We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 11, 2016.

The prospectus supplement that relates to your debt securities may update or supersede any of the information in this prospectus.

The words “the Province”, “we”, “our”, “ours” and “us” refer to the Province of Ontario.

ABOUT THIS PROSPECTUS

This prospectus has been filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings for total aggregate proceeds of up to US$20,000,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, the aggregate initial offering price will not exceed US$20,000,000,000). This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

References in this prospectus to “Cdn.$” are to lawful money of Canada and “US$” are to lawful money of the United States of America. The noon exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on March 23, 2016 was approximately Cdn.$1.00 = US$0.7574.

WHERE YOU CAN FIND MORE INFORMATION

The Province is not subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, it does file an annual report and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information about the Province. You may read and copy any document the Province files with the SEC at the SEC’s public reference facility at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Information filed by the Province is also available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

The SEC allows the Province to “incorporate by reference” into this prospectus information filed with the SEC, which means that the Province can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference the documents listed below:

•	the Province’s Annual Report on Form 18-K (File No. 002-31357) for the year ended March 31, 2015 and the exhibits thereto; and

•

the amendments to the Province’s Annual Report on Form 18-K (File No. 002-31357) for the year ended March 31, 2015 filed on Form 18-K/A on January 19, 2016, January 21, 2016, January 29, 2016 and March 1, 2016.

The Province also incorporates by reference all future annual reports on Form 18-K and amendments to annual reports on Form 18-K, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Exchange Act until it sells all of the debt securities authorized to be offered by this Prospectus. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates or supersedes the information contained in previously filed documents.

You may request a free copy of the annual report and amendments to the annual report by writing or calling the Province at the following address:

Province of Ontario

Ontario Financing Authority

One Dundas Street West

Suite 1400

Toronto, Ontario

Canada, M5G 1Z3

Telephone: (416) 325-8142

The Province has not authorized anyone to provide any information other than that incorporated by reference or contained in this prospectus and any prospectus supplement or any free writing prospectus we prepare or authorize. The Province takes no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The Province is not making an offer of these debt securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

The following documents relating to the Province’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference into this prospectus and any prospectus supplement.

Forward-looking statements are statements that are not historical facts, including statements about the Province’s beliefs and expectations. These statements are based on current plans, estimates and projections, which may change, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

PROVINCE OF ONTARIO

The Province of Ontario has the highest level of economic activity and the largest population of any of Canada’s ten provinces. Ontario is Canada’s leading manufacturing and trading province. In 2014, Ontario’s manufacturing sales totaled about Cdn.$285 billion or 46% of the Canadian total. Ontario’s household disposable income per capita in 2014 was Cdn.$29,687.

The provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade, and business and public service, make up the service sector.

The Province of Ontario covers an area of approximately 1,076,395 square kilometers (415,598 square miles), about 10.8% of Canada, and is about 11% as large as the United States. The estimated population of Ontario on July 1, 2015 was 13.8 million, or 38.5% of Canada’s total population of 35.9 million. Since 1995, the populations of Ontario and Canada have increased at average annual rates of 1.2% and 1%, respectively. Although it constitutes only 12% of the area of the Province, southern Ontario is home to approximately 94.2% of its population (as of July 1, 2015). The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 6.6 million on July 1, 2015. (Sources: Statistics Canada, Natural Resources Canada and the United States Census Bureau)

DESCRIPTION OF DEBT SECURITIES

The Province may issue debt securities in distinct series at various times. This section summarizes the terms of the debt securities that are common to all series. The particular terms and provisions of a series of debt securities, and how the general terms and provisions described below may apply to that series, will be described in a supplement to this prospectus.

If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement. The prospectus supplement that relates to your debt securities may update or supersede any of the information in this section.

General

The debt securities will be our direct unsecured obligations and among themselves will rank pari passu and be payable without preference or priority. The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal and interest on the debt securities will be a charge on and payable out of the Consolidated Revenue Fund of Ontario.

Information Specified in the Prospectus Supplement

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the price and aggregate principal amount of the debt securities;

•	the title of the debt securities;

•	the stated maturity date of the debt securities, which is the date on which the Province must repay the principal amount of the debt securities;

•	the interest rate which the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the issue date and the date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

•	where and how the Province will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed or repaid before maturity;

•	whether and in what circumstances the debt securities may be convertible into debt securities of a different series or other indebtedness of the Province;

•	whether and in what circumstances sinking fund payments will be made;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•

whether the debt securities will be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their stated principal amount;

•	whether the debt securities are expected to be issued with original issue discount for U.S. federal income tax purposes;

•	any foreign currency in which the Province may denominate or pay interest or principal on the debt securities;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and

•	any other material terms of the debt securities.

If applicable, the prospectus supplement will also describe any material United States or Canadian federal income tax considerations applicable to the debt securities.

Prescription

The debt securities will become void unless presented for payment within a period of the lesser of two years, or the period prescribed by law, from the date on which payment in respect of such debt securities become due and payable or if the full amount of the moneys payable on such date in respect of the debt securities has not been received by the fiscal agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that such moneys have been so received.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in minimum aggregate principal amounts of US$5,000 and integral multiples of US$1,000 for amounts in excess of US$5,000, or as described in the prospectus supplement.

The Province may, but is not required to, appoint a fiscal agent or agents to act on its behalf in connection with the debt securities. If appointed, the duties of the fiscal agent for any series of debt securities will be governed by a fiscal agency agreement for that particular series. The Province may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent at any time. The Province may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent, if any, will be the agent of the Province, will not be a trustee for the holders of debt securities and will not have the same responsibilities or duties to act for such holders as would a trustee.

Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will cause to be maintained at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities.

If debt securities are issued in definitive registered form, you may exchange debt securities registered in your name for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer debt securities registered in your name at the office of the fiscal agent or other person identified in the prospectus supplement. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made after the fiscal agent or other person authorized by the Province is satisfied with your evidence of title.

Registered Global Securities

The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by one or more fully registered global debt securities. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of a depositary or its nominee identified in the prospectus supplement, and will be deposited with the depositary, its nominee or a custodian (the “depositary”). The specific terms of the depositary arrangement in respect of registered global securities will be described in the prospectus supplement relating to the global securities. Beneficial interests in the debt securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the depositary. The debt securities represented by a global security may not be transferred to the name of the investor unless the special circumstances described below occur. Any investor wishing to beneficially own a debt security represented by a global security must do so indirectly through brokers, banks or other financial institutions who are participants in the depositary.

Special Investor Considerations for Global Securities

Our obligations, as well as the obligations of the fiscal agent and those of any agents retained by us or the fiscal agent, are owed only to persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to these types of arrangements.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot get debt securities registered in its own name;

•	the investor cannot receive physical certificates for its interest in the debt securities;

•	the investor must look to its own bank or brokerage firm for payments on the debt securities and protection of its legal rights relating to the debt securities;

•

the investor may not be able to sell or pledge interests in the debt securities to some insurance companies and other institutions that are required to hold the physical certificates of debt securities that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security;

•	the Province and the fiscal agent have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security;

•	the Province and the fiscal agent do not supervise or review the records of the depositary in any way; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When the Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates. The Province will issue debt securities in the names advised by the depositary. An investor may choose whether to hold debt securities directly in its own name or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their beneficial interests in debt securities transferred into their own names, so that they will be direct registered holders.

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary (unless a replacement depositary is named); and

•	when and if we decide to terminate a global security.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not the Province or the fiscal agent) is responsible for deciding the names of the institutions that will be the registered holders after the exchange and also for advising the Province and the fiscal agent what the names will be.

Payment of Interest and Principal

On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a debt security to the person in whose name the debt security is registered at the close of business on the related “record date.” The record date will be specified in the prospectus supplement.

We, our registrar and any of our paying agents appointed through a fiscal agency agreement shall treat the registered holders of the debt securities as the absolute owners thereof for all purposes whatsoever and all payments to or on the order of the registered holders shall be valid and shall discharge our liability and that of the registrar of the debt securities to the extent of the sum or sums so paid.

Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will make all payments of principal and interest on the debt securities available to the fiscal agent, if any, on the designated dates in immediately available funds. The fiscal agent, if any, will in turn make payments to the registered holders of the debt securities (or, in the case of a global security, to the depositary) as soon as possible. Any payments of principal and interest on the debt securities are subject to local laws and regulations, including any applicable withholding or other taxes.

Canadian Income Tax Considerations

The following summary fairly describes the principal Canadian federal income tax consequences generally applicable to a beneficial owner of debt securities who for purposes of the Income Tax Act (Canada) (the “Act”) is not resident and is not deemed to be resident in Canada and who does not use or hold and is not deemed to use or hold the debt securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”). This summary is based on the provisions of the Act, the regulations thereunder in force on the date hereof and the current administrative and assessing practices and policies published by the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action. This summary does not address provincial, territorial or foreign income tax considerations. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a Non-resident Holder.

This summary does not include all Canadian federal income tax considerations and is not intended to be, nor should it be considered to be, legal or tax advice to any particular beneficial owner and no representation with respect to the consequences to any particular Non-resident Holder is made. Therefore, you should consult your own tax advisers for advice regarding your particular circumstances.

Under the Act, the Province is not required to withhold tax from interest (including amounts on account of or in lieu of payment of, or in satisfaction of, such interest) or principal paid or credited or deemed to be paid or credited by the Province on debt securities to a Non-resident Holder except where all or any portion of such interest is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any similar criterion or by reference to dividends paid or payable on any class of shares of the capital stock of a corporation and the debt security is not a prescribed obligation. A “prescribed obligation” for these purposes is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof is contingent or dependent upon the use of, or production from, property in Canada or is computed by reference to any of the criteria described in the previous sentence, other than a change in the purchasing power of money. The applicability of the foregoing exceptions to a particular issue of debt securities will be dealt with as necessary in the prospectus supplement relating to the issue of the debt securities.

Generally, no other tax on income or capital gains is payable in respect of debt securities or the interest thereon by Non-resident Holders.

United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of U.S. dollar denominated debt securities to U.S. Holders (as defined below) that acquire these debt securities at original issuance at their “issue price” and hold such debt securities as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is limited to debt securities whose “issue price” is, for United States federal income tax purposes, not less than their “stated redemption price at maturity,” each as defined in the Code. Tax consequences of debt securities with different terms will be addressed in the prospectus supplement. This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect).

This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold debt securities as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, persons who use or are required to use mark-to-market accounting, persons who are subject to the alternative minimum tax, certain former citizens or residents of the United States, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult your own tax advisers about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, you are a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a debt security and either:

•	you are a citizen of the United States or a resident of the United States who is a natural person;

•

you are a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	you are an estate, and your income is subject to United States federal income taxation regardless of its source; or

•

you are a trust, and (i) both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions, or (ii) you have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for United States federal income tax purposes holds a debt security, the United States federal income tax treatment of a partner generally will depend upon the status of the partner in the partnership and upon the activities of the partnership. Partners of partnerships holding a debt security should consult their tax advisers.

Interest

In general, you will be required to include payments of stated interest on the debt securities in your gross income as ordinary income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign-source income for foreign tax credit purposes and generally will be “passive category” income, but could, in certain circumstances, be “general category” income.

Sale, Exchange, or Retirement

Upon the sale, exchange or retirement of a debt security, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as interest) and your adjusted tax basis in the debt security. Your adjusted basis in a debt security generally will be the amount you paid to purchase the debt security. Your gain or loss will generally be long-term capital gain or loss if you have held the debt security for more than one year. Non-corporate U.S. Holders, including individuals, are generally eligible for a reduced rate of taxation on long-term capital gain. The deduction of capital losses is subject to limitations. Your gain or loss generally will be U.S.-source for foreign tax credit purposes.

Medicare Tax

If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of an individual will be between US$125,000 and US$250,000, depending on the individual’s circumstances). Your net investment income will generally include your gross interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your tax advisers regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Backup Withholding and Information Reporting

Certain “backup” withholding and information reporting requirements may apply to payments on the debt securities and to proceeds of the sale of the debt securities. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold amounts from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements. The backup withholding rate is currently 28%.

Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include the debt securities) are required to report information to the Internal Revenue Service relating to such assets if their aggregate value exceeds certain thresholds, subject to certain exceptions. U.S. Holders should consult their tax advisers regarding the effect, if any, of these requirements on their ownership and disposition of the debt securities.

The above summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult your own tax advisers as to the specific tax consequences that would result from your ownership and disposition of the debt securities, including the application and effect of state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

Enforceability and Governing Law

We have not agreed to waive any immunity from the jurisdiction of the courts of the United States nor have we appointed an agent in the United States upon which process may be served. As a result, you may not be able to sue us in a United States court or enforce a judgment against us if granted by a United States court.

However, as we have no immunity from the jurisdiction of the Ontario courts, you may bring a lawsuit against us in the Ontario courts for matters arising under the debt securities. You may do so whether or not you are a resident of Ontario or a citizen of Canada and without any need to obtain the consent of any public official or authority. A lawsuit against us in an Ontario court will be governed by the Proceedings Against the Crown Act, which, for example, makes the remedies of specific performance and injunctions unavailable against us. The Proceedings Against the Crown Act provides that at least 60 days before the commencement of an action against Ontario, notice of the claim must be served on the Attorney General of the Province.

Although any order obtained in an action brought in the courts of Ontario against the Province may not be enforced by execution or attachment or process in the nature thereof, the Proceedings Against the Crown Act further provides that the Minister of Finance shall pay out of the Consolidated Revenue Fund the amount payable by the Crown under an order of a court that is final and not subject to appeal or under a settlement of a proceeding in court.

Further, in the absence of a waiver of immunity by Ontario, it would be possible to obtain a United States judgment in an action against Ontario only if a court were to determine that the United States Foreign Sovereign Immunity Act of 1976 (the “Foreign Sovereign Immunity Act”) precludes the granting of sovereign immunity.

However, even if a United States judgment could be obtained in any such action under the Foreign Sovereign Immunity Act, it may not be possible to obtain a judgment in Canada based on such a United States judgment. Moreover, execution upon property of Ontario located in the United States to enforce a judgment obtained under the Foreign Sovereign Immunity Act may not be possible except under limited specified circumstances.

Unless otherwise provided in the applicable prospectus supplement, the debt securities and the fiscal agency agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general Provincial purposes.

PLAN OF DISTRIBUTION

We may sell debt securities to the public:

•	through agents;

•	through underwriters or dealers; or

•	directly to purchasers.

We will describe in a prospectus supplement the specific plan of distribution for a particular series of debt securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the debt securities, the proceeds to the Province from the sale of the debt securities, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

We may distribute debt securities from time to time in one or more transactions:

•	at a fixed price or prices, which may change;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at prices to be negotiated with purchasers.

Debt securities may be sold through agents designated by us. The agents will solicit offers by institutions to purchase the offered debt securities directly from the Province, pursuant to contracts providing for payment and delivery on a future date. The applicable prospectus supplement will set forth the commission we will pay to the agents and any conditions to the contracts. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account. The applicable prospectus supplement will also set forth whether underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.

In connection with the sale of debt securities, the Province, or purchasers of debt securities for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters and any discount or commissions received by them from the Province, and any profit on the resale of debt securities by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement will identify any underwriters with respect to the debt securities.

We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, or to provide contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

DEBT RECORD

The Province has never defaulted on any of its direct or guaranteed obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payment.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, the legality of the debt securities, and certain other matters of Canadian and Ontario law, will be passed upon by the Deputy Attorney General of the Province of Ontario, Assistant Deputy Attorney General of the Province of Ontario, the Acting Assistant Deputy Attorney General of the Province of Ontario or any solicitor who is an employee of the Crown and seconded to the Legal Services Branch, Ministry of Finance.

Certain matters of United States law in connection with the offering of the debt securities will be passed upon by Shearman & Sterling LLP, United States counsel to the Province.

AUTHORIZED AGENT

The authorized agent of the Province in the United States is Ontario’s Representative in Washington, Embassy of Canada, Office of Ontario, 501 Pennsylvania Avenue N.W., Washington,  D.C. 20001-2114, telephone (toll-free): (202) 448-6459.

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference herein, which is designated as being taken from a publication of the Province or Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document.

We confirm that where information has been sourced from a third party, such information included or incorporated by reference has been accurately reproduced and that as far as the Province is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render such information included or incorporated by reference, inaccurate or misleading.

All financial information of the Province included or incorporated by reference herein is obtained from the Public Accounts for the Province of Ontario, the Ontario Budget, or prepared by the Ontario Ministry of Finance or the Ontario Financing Authority. The information set forth or incorporated by reference herein, other than that set forth under the headings “Description of Debt Securities”, “Plan of Distribution” and other than as described in the preceding paragraph, was supplied by the Director, Capital Markets Operations, Capital Markets Division, Ontario Financing Authority, or his or her representatives in their official capacities.

C$950,000,000

Province of Ontario

(Canada)

2.65% Bonds due February 5, 2025

BofA Merrill Lynch

BMO Capital Markets

HSBC

RBC Capital Markets

TD Securities

CIBC Capital Markets

Scotiabank

Casgrain & Company

Desjardins Capital Markets

Laurentian Bank Securities

National Bank Financial Markets

Canaccord Genuity

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.